Exhibit 23.1

                         Consent of Independent Auditors

We consent to the reference to our firm under the caption "Experts" in the Registration Statement (Form S-3 No. 333-________) and related Prospectus of Capital Trust, Inc. and subsidiaries for the registration of _____ of its class A common stock, preferred stock, debt securities and warrants and to the incorporation by reference therein of our report dated February 14, 2003, with respect to the consolidated financial statements of Capital Trust, Inc. and subsidiaries included in its Annual Report (Form 10-K) for the year ended December 31, 2002, filed with the Securities and Exchange Commission.

                                                           /s/ Ernst & Young LLP

New York, New York
December 17, 2003